EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-177007, 333-86214, 333-156737, 333-205370 and 333-222624) and Form S-8 (File Nos. 333-98609, 333-112970, 333-166826, 333-189420, 333-222329 and 333-222330) of our report dated February 28, 2020, on our audits of the consolidated financial statements of Horizon Bancorp as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, which report is included in the annual report on Form 10-K of Horizon Bancorp. We also consent to the incorporation by reference of our report dated February 28, 2020, on our audit of the internal control over financial reporting of Horizon Bancorp as of December 31, 2019, which report is included in this Annual Report on Form 10-K.

BKD, LLP

Indianapolis, Indiana

February 28, 2020